Exhibit 99.1

10172 Linn Station Road Louisville, Kentucky 40223 (502) 426-4800
Contact: Brian Lavin, President and CEO	Date: February 3, 2006

NTS Realty Holdings Limited Partnership Announces Closing on Agreements to Sell Golf Brook Apartments and Sabal Park Apartments in Orlando, Florida and Closing on Agreements to Purchase Three Multifamily Properties in Tennessee and Virginia

Louisville, KY (February 3, 2006) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that, following the close of business on February 2, 2006, it closed on its agreements to sell Golf Brook Apartments and Sabal Park Apartments, its multifamily properties located in Orlando, Florida to GOLFBROOK RB-GEM, LLC and SABAL PARK RB-GEM, LLC, (successors to Investors Capital Mortgage Group, Inc.), un-affiliated Florida entities, for a purchase price totaling $71,503,500. Golf Brook is a 195-unit luxury apartment complex located on 16.5 acres, while Sabal Park is a 162-unit luxury apartment complex located on 13 acres.

The Company also announced today that it closed on its two agreements with Schaedle Worthington Hyde Properties, L.P., a Delaware limited partnership (“Seller”) to purchase two multifamily properties located in Nashville, Tennessee (the “Tennessee Agreement”) and one multifamily property located in Chesterfield County, Virginia (the “Virginia Agreement”) for a purchase price totaling $117,212,000 (a portion of which was satisfied by the assumption of a mortgage loan on Richland and Whitworth with a current outstanding balance of $33,378,000). The Tennessee properties are commonly known as The Grove at Richland (“Richland”) and The Grove at Whitworth (“Whitworth”), while the Virginia property is commonly known as The Grove at Swift Creek (“Swift Creek”).

Richland and Whitworth are adjacent garden properties located three miles west of downtown Nashville in the prestigious West End community. Richland was completed in 1998 and includes 292 units. Whitworth was completed in 1994 and has 301 units. Richland and Whitworth currently are 99% and 95% occupied, respectively.

Swift Creek, a 240-unit multifamily property, was completed in 2000 and is directly accessible from downtown Richmond, Virginia. Swift Creek currently has a 90% occupancy rate.

Brian F. Lavin, the President and Chief Executive Officer of the Company’s managing general partner, said “We are very pleased to acquire these three Class A assets, which will allow us to enter new markets that are vibrant and upscale. Adding these properties will strengthen our already solid core of multifamily properties.”

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The sales of the Golf Brook and Sabal Park properties, and the purchases of the Richland, Whitworth and Swift Creek properties were conducted pursuant to an Exchange Agreement with a Qualified Intermediary as a transaction under Section 1031 of the Internal Revenue Code which is intended to allow the Company to defer the payment of income tax on any gain related to the sale of the Golf Brook and Sabal Park properties.

About NTS Realty Holdings Limited Partnership

The Company now owns thirty-four properties, comprised of eleven multifamily properties, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Nashville, Tennessee, Richmond, Virginia, Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release

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